UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2014

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering Drive, Suite 400
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

As previously disclosed, as of July 16, 2010, Comfort Systems USA, Inc. (the “Company”) entered into an amended and restated senior credit facility (the “Facility”) with certain subsidiaries of the Company, as guarantors (the “Guarantors”), arranged by Wells Fargo Bank, National Association (the “Agent”) and provided by a syndicate of banks including Wells Fargo Bank, National Association and other lenders from time to time party thereto (the “Lenders”).  As of September 23, 2011, the Company entered into an Amendment No. 1 to Second Amended and Restated Credit Agreement, Second Amended and Restated Security Agreement, and Second Amended and Restated Pledge Agreement (the “First Amendment”) with the Guarantors, the Agent, and the Lenders.  As of June 25, 2013, the Company entered into Amendment No. 2 to Second Amended and Restated Credit Agreement and Amendment to Other Loan Documents (the “Second Amendment”) with the Guarantors, the Agent, and the Lenders. As of July 22, 2014, the Company entered into Amendment No. 3 to Second Amended and Restated Credit Agreement and Amendment to Other Loan Documents (the “Third Amendment” and, together with the Facility, the First Amendment, and the Second Amendment, the “Amended Facility”) with the Guarantors, the Agent, and the Lenders.

The Amended Facility is secured by a first lien on substantially all of the Company’s personal property except for assets related to projects subject to surety bonds and assets held by certain unrestricted subsidiaries and a second lien on the Company’s assets related to projects subject to surety bonds. The Amended Facility provides an increased line of credit to the Company of $250 million. The line of credit includes up to $125 million issuable in the form of letters of credit. The Amended Facility will expire in October 2019 and contains only two financial covenants:

Total Leverage Ratio — The Amended Facility requires that the ratio of the Company’s Consolidated Total Indebtedness to its Consolidated EBITDA not exceed 2.75 for any four-fiscal quarter period.

Fixed Charge Coverage Ratio — The Amended Facility requires that the ratio of (a) Consolidated EBITDA, less non-financed capital expenditures, tax provision, dividends and amounts used to repurchase stock to (b) the sum of interest expense and scheduled principal payments be at least 2.00; provided that the numerator of the fixed charge coverage ratio will be reduced by stock repurchases and dividends as specified above only if the Company’s Net Leverage Ratio (Consolidated Total Indebtedness minus cash in excess of $20 million, divided by Consolidated EBITDA) exceeds 1.5 to 1.0.  The Amended Facility also allows the numerator of the fixed charge coverage ratio not to be reduced for stock repurchases through September 30, 2015 in an aggregate amount not to exceed $25 million if at the time of and after giving effect to such repurchase the Company’s Net Leverage Ratio was less than or equal to 1.50 to 1.00. Capital expenditures, tax provision, dividends and stock repurchase payments are defined under the Amended Facility for purposes of this covenant to be amounts for the four quarters ending as of any given quarterly covenant compliance measurement date.

Other Restrictions — The Amended Facility permits acquisitions of up to $25 million per transaction, provided that the aggregate purchase price of such an acquisition and of acquisitions in the same Fiscal Year does not exceed $60 million.  However, these limitations only apply when the Company’s Total Leverage Ratio is greater than 2.0 to 1.0.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President
and General Counsel

Date:	July 25, 2014